HealthEquity Expands Board of Directors
Draper, Utah – (GLOBE NEWSWIRE) – September 1, 2022 – HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the largest independent health savings account (HSA) custodian and leader in consumer directed benefits (CDB), announced today that Paul M. Black has been elected to the Company’s Board of Directors effective immediately and appointed to serve on the Audit and Risk Committee and Talent, Compensation and Culture Committee of the Board. Mr. Black is a former healthcare information technology chief executive officer with more than 25 years’ executive experience. Mr. Black’s appointment expands the Board to 12 members, with 10 (including Mr. Black) being independent.
Robert Selander, Chairman, said of the appointment: “We are delighted to welcome Paul to HealthEquity’s Board of Directors. He is a respected leader with a proven track record of helping healthcare IT businesses grow. His wealth of experience and insight will prove invaluable to the Company as we continue to grow.”
Commenting on his new appointment, Mr. Black said, “I am truly honored to join the HealthEquity Board and become part of Team Purple’s mission of connecting health and wealth for millions of American families. I look forward to building on the many successes achieved by HealthEquity and continued focus on creating long-term value for our shareholders.”
Mr. Black was the Chief Executive Officer of Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX) from December 2012 – May 2022, as well as President from December 2012 to October 2015, and a member of the Allscripts board of directors from April 2012 to June 2022. Prior to joining Allscripts, Mr. Black served in various executive positions at Cerner Corporation for thirteen years, ending as Chief Operating Officer. Prior to joining Cerner Corporation, Mr. Black spent 12 years in a variety of leadership positions in sales, product marketing and professional services at International Business Machines Corporation (NYSE: IBM). Mr. Black currently serves on two nonprofit boards. Mr. Black has previously served on multiple publicly traded, private company and nonprofit boards of directors for companies in the healthcare information technology, patient monitoring, healthcare services, health care delivery, healthcare device and consumer internet marketing industries. Mr. Black holds a B.S. in Agriculture from Iowa State University and an M.B.A. in Industrial Relations from the University of Iowa.
About HealthEquity
HealthEquity administers Health Savings Accounts (HSAs) and other consumer-directed benefits for our more than 14 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.

Investor Relations Contact:
Richard Putnam
801-727-1209
rputnam@healthequity.com